AMENDMENT NO. 2
TO AGREEMENT AND PLAN OF MERGER

        This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 2”) is made and effective as of May 6, 2005 (the “Effective Date”), by and among MSO Medical, Inc., a Delaware corporation (the “Company”); National Superstars, Inc., a Nevada corporation (“National Superstars”), MSO Holdings, Inc., a Delaware corporation (the “Holdings”); and NSPS Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and amends that certain Agreement and Plan of Merger dated January 4, 2005 by and among the Company, National Superstars, Holdings and Merger Sub as amended by that certain Amendment to Agreement and Plan of Merger (the “Amendment”) dated February 18, 2005 (the “Merger Agreement”). Terms used in this Amendment No. 2 but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Recitals:

        WHEREAS, the parties acknowledge and agree that subsequent to the date of execution of the Merger Agreement the capitalization of the Company has changed due to an increase in the number of shares reserved under its option plan and the repurchase of certain common stock;

        WHEREAS, the parties now desire to amend the Merger Agreement to set forth the actual capitalization of the Company and to reflect a corresponding change to the Exchange Ratio;

        WHEREAS, the Merger Agreement may be amended pursuant to Section 8.3 of Merger Agreement by a writing signed by each of the parties thereto.

        NOW, THEREFORE, the parties hereby agree to amend the Merger Agreement as follows:

        1.Amendment to Section 3.4. Section 3.4 is hereby amended and restated to read as follows:

(a) As of the date hereof, (i) 25,000,000 shares of common stock, par value $0.001 per share, of the Company are authorized, of which 5,000,000 shares of common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) 15,000,000 shares of preferred stock, par value $0.001 per share, of the Company are authorized, of which 12,500,000 are designated Series A Convertible Preferred Stock, of which 8,173,743 shares of Series A Convertible Preferred Stock are issued and outstanding, all of which are validly issued fully paid and non-assessable. The Company has no other authorized, issued or outstanding class of capital stock.

(b) There are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Company or any Company Subsidiary, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company or any Company Subsidiary, any shares of capital stock of the Company or any Company Subsidiary and no such convertible or exchangeable securities or obligations are outstanding, other than (a) 1,500,000 shares of common stock of the Company reserved for issuance pursuant to the Company’s 2004 Equity Incentive Plan, (b) warrants to purchase 1,155,849 shares of common stock of the Company, and (c) 851,064 shares of Series A Convertible Preferred Stock of the Company reserved for issuance to the former noteholders and members of Reimbursement Specialists, LLC (“RS”), the issuance of which is subject to the achievement of certain earnout milestones set forth in the documents governing the acquisition of RS by the Company.

        2.Amendment to Exhibit A to Merger Agreement. Based on the capitalization of the Company on the date of the Merger Agreement, each share of the Company’s capital stock was to be exchanged for 1.5344578 shares of Parent capital stock. As a result of the amendment set forth in Section 1 above, each share of the Company’s capital stock shall be exchanged for 1.53690425 shares of the Parent’s capital stock pursuant to the terms of the Merger Agreement. Therefore, each reference to the 1.5344578 in the Merger Agreement is hereby replaced in each case with the number 1.53690425 throughout the Merger Agreement. In addition, Exhibit A to the Merger Agreement is hereby amended and restated to read as set forth on Exhibit A to this Amendment No. 2.

        3.Full Force and Effect. The Merger Agreement, except as amended by the Amendment and this Amendment No. 2, shall remain in full force and effect in accordance with the provisions thereof.

        4.Counterparts. This Amendment No. 2 may be executed in multiple counterparts, each of which shall be deemed an original and together shall constitute one document. This Amendment may be executed and transmitted via facsimile with the same validity as if it were an ink-signed document.

[Remainder of Page Intentionally left Blank]

        IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the Effective Date.

MSO Medical, Inc.
By: /s/ Albert Henry
Name: Albert Henry
Title: Chief Executive Officer
National Superstars, Inc.
By: /s/ Peter Porath
Name: Peter Porath
Title: President
MSO Holdings, Inc.
By: /s/ Peter Porath
Name: Peter Porath
Title: President
NSPS Merger Sub, Inc.
By: /s/ Peter Porath
Name: Peter Porath
Title: President

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]